Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Fourth Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit; and Provides 2025 Guidance

Highlights

●	Full year 2024 total revenue of $2.4 billion, net income of $360.9 million, and Adjusted EBITDA of $714.2 million
●	Record full year 2024 oil & gas royalty volumes of 3.4 million BOE, up 9.6% year-over-year
●	Fourth quarter 2024 total revenue of $590.1 million, net income of $16.3 million, and Adjusted EBITDA of $124.0 million
●	Completed $9.6 million in oil & gas mineral interest acquisitions during fourth quarter
●	In January 2025, declared quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized

TULSA, OKLAHOMA, February 3, 2025 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter and full year ended December 31, 2024 (the "2024 Quarter" and "2024 Full Year"). This release includes comparisons of results to the quarter and year ended December 31, 2023 (the "2023 Quarter" and "2023 Full Year", respectively), as well as the quarter ended September 30, 2024 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of Adjusted EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

Total revenues in the 2024 Quarter decreased 5.6% to $590.1 million compared to $625.4 million for the 2023 Quarter primarily as a result of reduced coal sales volumes, which declined 2.3%, and lower transportation revenues. Net income for the 2024 Quarter was $16.3 million, or $0.12 per basic and diluted limited partner unit, compared to $115.4 million, or $0.88 per basic and diluted limited partner unit, for the 2023 Quarter as a result of lower revenues, higher per ton operating expenses, which include $13.1 million of non-cash accruals for certain long-term liabilities, and $31.1 million of non-cash impairment charges in the 2024 Quarter due to market uncertainty at our MC Mining operation, partially offset by a $14.0 million increase in the fair value of our digital assets. Adjusted EBITDA for the 2024 Quarter was $124.0 million compared to $185.4 million in the 2023 Quarter.

Total revenues in the 2024 Quarter decreased 3.8% compared to $613.6 million in the Sequential Quarter primarily as a result of reduced coal sales prices, which declined 5.7% due in part to lower export price realizations. Net income for the 2024 Quarter decreased by 81.1% compared to the Sequential Quarter as a result of lower revenues and higher non-cash accruals relating to certain long-term liabilities and impairment charges in the 2024 Quarter, partially offset by an increase in the fair value of our digital assets.  Adjusted EBITDA for the 2024 Quarter decreased 27.2% compared to the Sequential Quarter, as a result of higher non-cash accruals for certain long-term liabilities in the Illinois Basin, higher expenses related to the continuation of challenging geological conditions at our Tunnel Ridge and MC Mining operations in Appalachia, and lower revenue per ton for spot coal sold and per BOE in the Royalties segment.

Total revenues decreased 4.6% to $2.45 billion for the 2024 Full Year compared to $2.57 billion for the 2023 Full Year primarily due to lower coal sales volume, partially offset by higher other revenues. Net income for the 2024 Full Year was $360.9 million, or $2.77 per basic and diluted limited partner unit, compared to $630.1 million, or $4.81 per basic and diluted limited partner unit, for the 2023 Full Year as a result of lower revenues, increased operating expenses and non-cash impairment charges, partially offset by a $22.4 million increase in the fair value of our digital assets. Adjusted EBITDA for the 2024 Full Year was $714.2 million compared to $933.1 million in the 2023 Full Year.

CEO Commentary

"Due to the continued strength of our coal contracts, our average coal sales price per ton for the 2024 Full Year of $63.38 came close to the record level achieved in the 2023 Full Year of $64.17. However, lower sales volumes, higher operating costs and several non-cash accruals caused 2024 Full Year financial results to fall short of last year’s record revenues and net income," said Joseph W. Craft III, Chairman, President and CEO. "The cold winter weather at the start of this year has driven higher natural gas prices and increased coal consumption in the eastern United States, helping reduce inventories. We are seeing customer solicitations for both near-term and long-term supply contracts, and if the colder weather continues to be above normal, we are hopeful we can reach our goal to ship 30 million tons to the domestic market in 2025."

Mr. Craft continued, "Having substantially completed major infrastructure projects at Tunnel Ridge, Hamilton, Warrior, and River View in 2024, we expect to see improved costs and productivity along with reduced capital spending this year. Additionally, the combination of cold winter weather and new LNG export terminal capacity should support strong domestic natural gas prices in 2025, benefiting both our Coal and Royalties segments."

Mr. Craft concluded, "The increase in forecasted electricity demand, particularly from data centers and growth in AI, is highlighting the inadequacy of current resource plans without extended use of fossil fuel plants. These market realities, coupled with what we expect to be a more favorable regulatory environment, are laying the foundation for Alliance to continue serving as a cornerstone of the country’s reliable electricity infrastructure for years to come. We look forward to what we can achieve in 2025."

Segment Results and Analysis (Unaudited)

			% Change
	2024 Fourth	2023 Fourth	Quarter /	2024 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.596	6.419	2.8%	5.967	10.5%
Coal sales price per ton sold	$54.38	$55.06	(1.2)%	$56.61	(3.9)%
Segment Adjusted EBITDA Expense per ton	$39.77	$35.26	12.8%	$37.79	5.2%
Segment Adjusted EBITDA	$101.0	$130.1	(22.4)%	$114.6	(11.9)%

Appalachia Coal Operations
Tons sold	1.819	2.194	(17.1)%	2.412	(24.6)%
Coal sales price per ton sold	$80.23	$76.82	4.4%	$80.78	(0.7)%
Segment Adjusted EBITDA Expense per ton	$76.79	$63.52	20.9%	$65.42	17.4%
Segment Adjusted EBITDA	$7.0	$29.8	(76.5)%	$37.5	(81.4)%

Total Coal Operations
Tons sold	8.415	8.613	(2.3)%	8.379	0.4%
Coal sales price per ton sold	$59.97	$60.60	(1.0)%	$63.57	(5.7)%
Segment Adjusted EBITDA Expense per ton	$48.09	$42.91	12.1%	$46.11	4.3%
Segment Adjusted EBITDA	$105.4	$156.2	(32.5)%	$149.3	(29.4)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.823	0.809	1.7%	0.864	(4.7)%
Oil percentage of BOE	43.3%	46.3%	(6.5)%	45.4%	(4.6)%
Average sales price per BOE (3)	$36.94	$44.60	(17.2)%	$39.87	(7.3)%
Segment Adjusted EBITDA Expense	$4.4	$4.7	(5.1)%	$5.8	(24.1)%
Segment Adjusted EBITDA	$25.6	$31.0	(17.6)%	$28.7	(10.8)%

Coal Royalties
Royalty tons sold	5.491	5.018	9.4%	5.109	7.5%
Revenue per royalty ton sold	$3.23	$3.33	(3.0)%	$3.26	(0.9)%
Segment Adjusted EBITDA Expense	$7.3	$6.6	10.0%	$5.6	30.1%
Segment Adjusted EBITDA	$10.5	$10.2	3.6%	$11.1	(4.8)%

Total Royalties
Total royalty revenues	$48.5	$53.0	(8.6)%	$51.3	(5.6)%
Segment Adjusted EBITDA Expense	$11.7	$11.3	3.7%	$11.4	2.4%
Segment Adjusted EBITDA	$36.1	$41.2	(12.3)%	$39.8	(9.2)%

Consolidated Total
Total revenues	$590.1	$625.4	(5.6)%	$613.6	(3.8)%
Segment Adjusted EBITDA Expense	$414.8	$376.6	10.1%	$393.7	5.4%
Segment Adjusted EBITDA	$141.6	$203.2	(30.3)%	$192.3	(26.3)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Total coal sales volumes for the 2024 Quarter decreased 2.3% compared to the 2023 Quarter while remaining relatively consistent compared to the Sequential Quarter.  In Appalachia, tons sold decreased by 17.1% and 24.6% in the 2024 Quarter compared to the 2023 Quarter and Sequential Quarter, respectively, primarily as a result of lower production levels which reduced domestic sales volumes from our Tunnel Ridge operation.  Partially offsetting these decreases, tons sold increased by 2.8% and 10.5% in the Illinois Basin compared to the 2023 Quarter and Sequential Quarter, respectively, due to improved sales performance from our River View, Hamilton, and Gibson South mines. Coal sales price per ton increased by 4.4% in Appalachia compared to the 2023 Quarter as a result of higher domestic price realizations at our Tunnel Ridge mine.  In the Illinois Basin, coal sales prices decreased by 3.9% in the 2024 Quarter compared to the Sequential Quarter primarily due to reduced domestic price realizations from our Hamilton operation. ARLP ended the 2024 Quarter with total coal inventory of 0.6 million tons, representing decreases of 0.7 million tons and 1.4 million tons compared to the end of the 2023 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 12.8% and 5.2% in the Illinois Basin compared to the 2023 Quarter and Sequential Quarter, respectively, due primarily to reduced production, higher labor costs and lower recoveries at several mines in the region as well as an $11.0 million non-cash deferred purchase price adjustment recorded in the 2024 Quarter related to the 2015 acquisition of our Hamilton mine.  In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 20.9% and 17.4% compared to the 2023 Quarter and Sequential Quarter, respectively, due to lower recoveries across the region as well as challenging mining conditions which reduced production and led to higher materials and supplies and maintenance costs at our Tunnel Ridge operation.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $25.6 million in the 2024 Quarter compared to $31.0 million and $28.7 million in the 2023 Quarter and Sequential Quarter, respectively, due primarily to lower average sales price per BOE, which decreased 17.2% and 7.3%, respectively, partially offset by decreased expenses.  A reduction in oil & gas volumes compared to the Sequential Quarter also contributed to the sequential decrease.

Segment Adjusted EBITDA for the Coal Royalties segment increased 3.6% to $10.5 million for the 2024 Quarter compared to $10.2 million for the 2023 Quarter as a result of higher royalty tons sold, which increased 9.4%, partially offset by increased selling expenses and lower average royalty rates per ton received from the Partnership's mining subsidiaries.  Compared to the Sequential Quarter, Segment Adjusted EBITDA decreased 4.8% due to higher selling expenses, partially offset by increased sales volumes.

Balance Sheet and Liquidity

As of December 31, 2024, total debt and finance leases outstanding were $490.8 million, including $400 million in recently issued Senior Notes due 2029. The Partnership’s total and net leverage ratios were 0.69 times and 0.50 times debt to trailing twelve months Adjusted EBITDA, respectively, as of December 31, 2024. ARLP ended the 2024 Quarter with total liquidity of $593.9 million, which included $137.0 million of cash and cash equivalents and $456.9 million of borrowings available under its revolving credit and accounts receivable securitization facilities. ARLP also held 482 bitcoins valued at $45.0 million as of December 31, 2024.

Distributions

On January 28, 2025, the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2024 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on February 14, 2025, to all unitholders of record as of the close of trading on February 7, 2025. The announced distribution is consistent with the cash distributions for the 2023 Quarter and Sequential Quarter.

Outlook

"For 2025, we expect improved coal production costs to counterbalance lower market prices, keeping Coal segment margins near 2024 Full Year levels," commented Mr. Craft. "In the Oil & Gas Royalty business, we achieved record production volumes for the 2024 Full Year despite only making modest additions to our overall acreage position. We continue to favor the cash flow generation profile and ability to self-fund growth in the Oil & Gas Royalties segment, and therefore, will actively pursue growth in this segment in 2025."

Mr. Craft concluded, "Looking forward, we anticipate a more supportive regulatory environment from the new administration that will help address the growing need for affordable, reliable baseload power without prematurely retiring critical generation sources. As the realities of physics meet the needs of the grid, we believe previously announced retirements will be delayed and our products will remain a cornerstone of energy security in some of the strongest industrial growth areas of the country for years to come."

ARLP is providing the following guidance for the full year ending December 31, 2025 (the "2025 Full Year"):

2025 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	23.5 — 25.0
Appalachia Sales Tons	8.75 — 9.25
Total Sales Tons	32.25 — 34.25

Committed & Priced Sales Tons
2025 — Domestic / Export / Total	23.5 / 2.5 / 26.0
2026 — Domestic / Export / Total	13.4 / 1.3 / 14.7

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$50.00 — $53.00
Appalachia	$76.00 — $82.00
Total	$57.00 — $61.00

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$35.00 — $38.00
Appalachia	$53.00 — $60.00
Total	$40.00 — $44.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,550 — 1,650
Natural gas (000 MCF)	6,100 — 6,500
Liquids (000 Barrels)	775 — 825
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 14.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	23.75 — 25.25
Revenue per royalty ton sold	$3.20 — $3.40
Segment Adjusted EBITDA Expense per royalty ton sold	$1.30 — $1.40

Consolidated (Millions)
Depreciation, depletion and amortization	$270 — $290
General and administrative	$80 — $85
Net interest expense	$42 — $46
Income tax expense	$20 — $22
Total capital expenditures	$285 — $320
Growth capital expenditures	$5 — $10
Maintenance capital expenditures	$280 — $310

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.

Conference Call

A conference call regarding ARLP's 2024 Quarter and Full Year financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the "Investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13750955.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine and the Israel-Gaza conflict; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses' and governments' responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions, including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as the Environmental Protection Agency's recently promulgated emissions regulations for coal-fired power plants, and state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas “superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 23, 2024, and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on May 9, 2024, August 7, 2024 and November 7, 2024, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Tons Sold	8,415	8,613	33,319	34,442
Tons Produced	6,901	7,880	32,206	34,877
Mineral Interest Volumes (BOE)	823	809	3,402	3,105

SALES AND OPERATING REVENUES:
Coal sales	$504,618	$521,972	$2,111,803	$2,210,210
Oil & gas royalties	30,404	36,042	138,311	137,751
Transportation revenues	30,519	46,561	112,590	142,290
Other revenues	24,551	20,847	86,004	76,450
Total revenues	590,092	625,422	2,448,708	2,566,701

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	407,090	356,563	1,507,398	1,368,787
Transportation expenses	30,519	46,561	112,590	142,290
Outside coal purchases	7,879	20,410	35,791	36,149
General and administrative	17,655	17,784	82,224	79,096
Depreciation, depletion and amortization	80,472	68,400	285,446	267,982
Asset impairments	31,130	—	31,130	—
Total operating expenses	574,745	509,718	2,054,579	1,894,304

INCOME FROM OPERATIONS	15,347	115,704	394,129	672,397

Interest expense, net	(8,676)	(6,246)	(35,229)	(36,091)
Interest income	1,687	1,310	7,222	9,394
Equity method investment income (loss)	(1,929)	2,316	(4,961)	(1,468)
Change in fair value of digital assets	13,958	—	22,395	—
Other income (expense)	183	391	(2,062)	218
INCOME BEFORE INCOME TAXES	20,570	113,475	381,494	644,450

INCOME TAX EXPENSE (BENEFIT)	3,005	(3,361)	15,937	8,280

NET INCOME	17,565	116,836	365,557	636,170

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,235)	(1,392)	(4,702)	(6,052)

NET INCOME ATTRIBUTABLE TO ARLP	$16,330	$115,444	$360,855	$630,118

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$—	$—	$1,384
LIMITED PARTNERS	$16,330	$115,444	$360,855	$628,734

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.12	$0.88	$2.77	$4.81

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,061,981	127,125,437	127,964,744	127,180,312

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$136,962	$59,813
Trade receivables (net of allowance at December 31, 2024 and 2023 of $2,087 and $300, respectively)	166,829	282,622
Other receivables	10,158	9,678
Inventories, net	120,661	127,556
Advance royalties	11,422	7,780
Digital assets	45,037	9,579
Prepaid expenses and other assets	22,161	19,093
Total current assets	513,230	516,121
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,435,535	4,172,544
Less accumulated depreciation, depletion and amortization	(2,269,265)	(2,149,881)
Total property, plant and equipment, net	2,166,270	2,022,663
OTHER ASSETS:
Advance royalties	70,264	71,125
Equity method investments	35,532	46,503
Equity securities	92,541	92,541
Operating lease right-of-use assets	15,871	16,569
Other long-term assets	22,022	22,904
Total other assets	236,230	249,642
TOTAL ASSETS	$2,915,730	$2,788,426

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$98,188	$108,269
Accrued taxes other than income taxes	21,051	21,007
Accrued payroll and related expenses	26,946	29,884
Accrued interest	1,821	3,558
Workers' compensation and pneumoconiosis benefits	14,838	15,913
Other current liabilities	48,023	28,498
Current maturities, long-term debt, net	22,275	20,338
Total current liabilities	233,142	227,467
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	450,885	316,821
Pneumoconiosis benefits	120,152	127,249
Accrued pension benefit	—	8,618
Workers' compensation	37,177	37,257
Asset retirement obligations	155,156	146,925
Long-term operating lease obligations	13,638	13,661
Deferred income tax liabilities	29,353	33,450
Other liabilities	22,694	18,381
Total long-term liabilities	829,055	702,362
Total liabilities	1,062,197	929,829

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,061,981 and 127,125,437 units outstanding, respectively	1,867,850	1,896,027
Accumulated other comprehensive loss	(35,103)	(61,525)
Total ARLP Partners' Capital	1,832,747	1,834,502
Noncontrolling interest	20,786	24,095
Total Partners' Capital	1,853,533	1,858,597
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,915,730	$2,788,426

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:	$803,131	$824,231

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(428,741)	(379,338)
Change in accounts payable and accrued liabilities	9,142	(29,695)
Proceeds from sale of property, plant and equipment	1,626	3,710
Contributions to equity method investments	(2,896)	(2,518)
Purchase of equity securities	—	(49,560)
JC Resources acquisition	—	(64,999)
Oil & gas reserve business combinations	—	(14,459)
Oil & gas reserve asset acquisitions	(24,733)	(24,225)
Other	4,938	7,762
Net cash used in investing activities	(440,664)	(553,322)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	75,000	—
Payments under securitization facility	(75,000)	—
Proceeds from equipment financings	54,626	—
Payments on equipment financings	(11,981)	(24,970)
Borrowings under revolving credit facilities	20,000	—
Payments under revolving credit facilities	(20,000)	—
Borrowing under long-term debt	400,000	75,000
Payments on long-term debt	(299,842)	(129,455)
Payment of debt issuance costs	(11,442)	(12,376)
Payments for purchases of units under unit repurchase program	—	(19,432)
Payments for purchase of units and tax withholdings related to settlements under deferred compensation plans	(15,544)	(10,334)
Cash settlement of grants under deferred compensation plans	(21,786)	—
Excess purchase price over the contributed basis from JC Resources acquisition	—	(7,251)
Cash retained by JC Resources in acquisition	—	(2,933)
Distributions paid to Partners	(363,430)	(364,579)
Other	(15,919)	(10,789)
Net cash used in financing activities	(285,318)	(507,119)

NET CHANGE IN CASH AND CASH EQUIVALENTS	77,149	(236,210)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,813	296,023

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$136,962	$59,813

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA,"  "Distribution Coverage Ratio" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024

Net income attributable to ARLP	$16,330	$115,444	$360,855	$630,118	$86,281
Depreciation, depletion and amortization	80,472	68,400	285,446	267,982	72,971
Interest expense, net	11,227	7,210	40,850	33,403	10,873
Capitalized interest	(4,238)	(2,274)	(12,843)	(6,706)	(3,521)
Income tax expense (benefit)	3,005	(3,361)	15,937	8,280	4,123
EBITDA	106,796	185,419	690,245	933,077	170,727
Litigation expense accrual (1)	—	—	15,250	—	—
Asset impairments	31,130	—	31,130	—	—
Change in fair value of digital assets (2)	(13,958)	—	(22,395)	—	(332)
Adjusted EBITDA	123,968	185,419	714,230	933,077	170,395
Equity method investment loss (income)	1,929	(2,316)	4,961	1,468	2,327
Distributions from equity method investments	939	1,040	3,788	3,918	849
Interest expense, net	(11,227)	(7,210)	(40,850)	(33,403)	(10,873)
Income tax benefit (expense)	(3,005)	3,361	(15,937)	(8,280)	(4,123)
Deferred income tax benefit (3)	(351)	(5,992)	(2,185)	(8,973)	(765)
Litigation expense accrual (1)	—	—	(15,250)	—	—
Estimated maintenance capital expenditures (4)	(53,552)	(55,554)	(249,919)	(245,883)	(60,171)
Distributable Cash Flow	$58,701	$118,748	$398,838	$641,924	$97,639
Distributions paid to partners	$90,723	$90,812	$363,430	$364,579	$90,725
Distribution Coverage Ratio	0.65	1.31	1.10	1.76	1.08

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which remains subject to court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on November 7, 2024 with the SEC for the period ended September 30, 2024.
(2)	On January 1, 2024, ARLP elected to early adopt new accounting guidance which clarifies the accounting and disclosure requirements for certain crypto assets. The new guidance requires entities to measure certain crypto assets at fair value, with the change in fair value included in net income.
(3)	Deferred income tax benefit is the amount of income tax benefit during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(4)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2025 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.28 per ton produced compared to an estimated $7.76 per ton produced in 2024. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024

Cash flows from operating activities	$168,420	$93,933	$803,131	$824,231	$209,272
Capital expenditures	(93,155)	(83,982)	(428,741)	(379,338)	(110,298)
Change in accounts payable and accrued liabilities	(49)	(6,689)	9,142	(29,695)	4,247
Free cash flow	$75,216	$3,262	$383,532	$415,198	$103,221

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to non-GAAP "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which holds our coal mining operations and related support activities.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024

Operating expense	$407,090	$356,563	$1,507,398	$1,368,787	$384,844
Litigation expense accrual (1)	—	—	(15,250)	—	—
Outside coal purchases	7,879	20,410	35,791	36,149	8,192
Other expense (income)	(183)	(391)	2,062	(218)	681
Segment Adjusted EBITDA Expense	414,786	376,582	1,530,001	1,404,718	393,717
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(10,072)	(7,028)	(28,471)	(13,973)	(7,390)
Segment Adjusted EBITDA Expense – Coal Operations	$404,714	$369,554	$1,501,530	$1,390,745	$386,327

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which remains subject to court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on November 7, 2024 with the SEC for the period ended September 30, 2024.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024

Adjusted EBITDA (See reconciliation to GAAP above)	$123,968	$185,419	$714,230	$933,077	$170,395
General and administrative	17,655	17,784	82,224	79,096	21,878
Segment Adjusted EBITDA	141,623	203,203	796,454	1,012,173	192,273
Segment Adjusted EBITDA – Non Coal Operations (1)	(36,250)	(47,026)	(170,705)	(179,761)	(43,021)
Segment Adjusted EBITDA – Coal Operations	$105,373	$156,177	$625,749	$832,412	$149,252

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.